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                                                           EXHIBIT 10(iii)(A)(1)

Bankers Trust Company
130 Liberty Street, New York, New York 10006


Mark Bieler                                 Mailing Address:
Director of Human Resources                 P.O. Box 318, Church Street Station
Tel: 212-250-9680                           New York, New York 10008
Fax: 212-250-7808

                                                              September 21, 1995

Mr. Frank N. Newman
3030 K Street
Apt. 113
Washington, D. C. 20007

Dear Frank,

On behalf of the Board of Directors of Bankers Trust, Charlie Sanford and Gene Shanks, it gives me great pleasure to extend to you the following offer of employment.

Your title will be Senior Vice Chairman and you will be a Director of both the Holding Company and the Bank. In this capacity, you will be the third ranking officer in the Firm.

As Senior Vice Chairman you will be responsible for the Chief Financial and Administrative Officer functions which include Finance, Administration, Corporate Tax, Real Estate Management, Investor Relations, Corporate Affairs, Audit, Legal, Compliance and Control, Human Resources and Corporate Technology.

Upon the retirement of the Chairman you will become the second ranking officer in the Firm, with appropriate line business responsibilities added to your role as determined by the then Chairman.

Your minimum annual salary will be $500,000, paid monthly.

For the years 1995-1997 you will also receive the following:

         1995 - A $500,000 payment on your start date (less mandatory deductions) and 100,000 stock options granted on your start date. 50,000 will vest on your first anniversary and the other 50,000 on your second anniversary. The price of the option will be the average of the high and low trading prices on the date of the award,

         10,000 shares of stock will be awarded under the Partnership Equity Plan (PEP) to you on December 29, 1995, and


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Mr. Frank N. Newman                                           September 21, 1995


         You will be eligible for the ADCAP Plan on your start date and $100,000 will be credited to your account on December 29, 1995. This Plan is in lieu of any Section 415 excess pension plan.

         1996 - A minimum guaranteed bonus of $2,000,000 (less mandatory deductions), $1,500,000 of which will be paid in cash in early January and the balance paid in December.

         50,000 stock options which are usually awarded in June.

         60,000 PEP units.

         1997 - A minimum guaranteed bonus of $2,500,000 (less mandatory deductions) paid in December.

         50,000 stock options which are usually awarded in June.

         60,000 PEP units.

The 1997 bonus (and, to the extent possible consistent with the above, the 1996 bonus) will be paid in accordance with the terms of the Equity Participation Plan which means each will be paid approximately 70% in cash and 30% in equity.

The Firm will provide you with a car and driver. You will be responsible for any personal income tax resulting from the related imputed income under tax rules.

All of your interests in BT's compensation plans (e.g., Guaranteed Bonuses, PEP, Stock Options, EPS Shares and ADCAP) will be protected in the event of a Change of Control. In brief, all deferred compensation paid or awarded to you will vest to the extent unvested and be immediately paid out upon a Change of Control triggering occurrence. Your Change of Control rights are included in all awarded agreements you receive. A complete description of Change of Control triggering events and related terms are provided in Section 5 of the Bankers Trust New York Corporation 1994 Stock Option and Stock Award Plan (attached).

You will receive relocation assistance as follows:

         -    Temporary living accommodations for one year.

         - Movement of household goods (the Bank will arrange for the shipment of your household affects).


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Mr. Frank N. Newman                                          September 21, 1995


        - Usual and customary closing costs on the sale of your existing home and usual and customary costs on the acquisition of a primary residence in the NY area including 2 points on purchase.

        - Lump sum of $10,000 (net of taxes) relocation allowance for miscellaneous relocation expenses.

        - Payment of an amount which on an after-tax basis will be sufficient to cover any tax liability on the above relocation benefits.

        - If you elect, you will be eligible for a home-buyout of your existing residence based on the average of two independent appraisals.

Our offer is contingent upon your completing the enclosed employment package. The package includes an employment application, a security data sheet, a personal information form, and confirmation of employment authorization (which includes completing the Immigration and Naturalization Services Form I-9). You will also have to read and sign a Substance Abuse Policy Employee Acknowledgment Form which is enclosed in the envelope marked "Medical Evaluation." In addition, it will be necessary for you to successfully complete a medical evaluation, background investigation, including but not limited to a credit investigation, and all other components of the Bank's pre-employment screening process to the Bank's satisfaction.

You may schedule an appointment for your medical evaluation either at our office at BT Plaza or if you wish in Washington, D.C. by calling me. Please complete and bring the forms in the envelope marked "Medical Evaluation" to your appointment. You will be eligible to start employment once you have received notification of the successful completion of your medical evaluation and credit investigation which we estimate will take 48 hours.

The Corporation recently reviewed its policies and procedures as they relate to the handling of information of a proprietary or confidential nature. Included in this policy is a requirement that all employee and related accounts be maintained in designated accounts from Brokerage firms approved by Bankers Trust; currently, BT Brokerage, NatWest Investor Corporation and Smith Barney Inc. Additional information pertaining to this policy can be found in the enclosed booklet entitled "Confidential Information, Insider Trading and Related Matters."


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Mr. Frank N. Newman                                           September 21, 1995


You will be entitled to receive all compensation and benefits specified in this letter unless your employment is terminated prior to 12/31/97 for gross misconduct.

Needless to say we all are very enthusiastic at the prospect of your joining Bankers Trust. Please call me if you have any questions regarding our offer.

                                 Sincerely,


                                 /s/MARK BIELER
                                 ---------------------------
                                 Mark Bieler
                                 Director of Human Resources

                                 September 21, 1995

Agreed to

/s/FRANK N. NEWMAN
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Frank N. Newman

September 21, 1995



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